UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☑ Definitive Proxy Statement
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LIME ENERGY CO.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

LIME ENERGY CO.
1280 Landmeier Road
Elk Grove Village, Illinois 60007-2410

NOTICE OF REQUEST FOR WRITTEN CONSENTS FROM STOCKHOLDERS

To the Stockholders of
LIME ENERGY CO.:
     The Board of Directors of Lime Energy Co. is requesting written consents from its stockholders to approve an amendment to our Certificate of Incorporation to effect a 1-for-15 reverse stock split of our outstanding shares of common stock.
     The proposal is more fully described in the proxy statement accompanying this notice. The Board of Directors has fixed the close of business on January 2, 2007 as the record date for determining stockholders entitled to vote with respect to the matters set forth in such proxy statement.
     The Board of Directors encourages you to complete, sign and date the enclosed written consent and promptly return it by hand to LaSalle Bank, N.A., 135 South LaSalle Street, Suite 1811, Chicago, Illinois 60603 Attention Joseph Pellicore, or in the enclosed postage prepaid envelope.
By Order of the Board of Directors,
Richard Kiphart
Chairman of the Board of Directors
Elk Grove Village, Illinois
January 5, 2007

1

LIME ENERGY CO.
1280 Landmeier Road
Elk Grove Village, Illinois 60007
PROXY STATEMENT
FOR ACTION OF STOCKHOLDERS BY WRITTEN CONSENT
This proxy statement and the enclosed written consent are being furnished to the stockholders of Lime Energy Co., a Delaware corporation (“Lime Energy” or the “Company”), in connection with the solicitation by our Board of Directors of written consents from our stockholders approving the resolutions set forth in Annex A hereto approving the 1 for 15 reverse split of our common stock (the “Reverse Split”) which we announced in June, 2006 as effective on June 15, 2006, and an amendment to our Certificate of Incorporation (the “Amendment”) which will make the Reverse Split part of our Certificate of Incorporation. (the “Amendment Approval”). This proxy statement and the enclosed written consent are first being mailed to stockholders on or about January 8, 2007.
Record Date and Outstanding Shares
Our Board of Directors fixed the close of business on January 2, 2007 as the record date for the determination of stockholders entitled to submit written consents as to the Amendment Approval. As of the close of business on the record date, we had 97,663,927 shares of common stock outstanding. That number includes for purposes of this proxy statement the 51,297,120 shares of common stock which were outstanding on June 14, 2006, each of which shall be entitled to vote with respect to the matters presented hereby, as well as all 45,866,807 shares which we issued in certain transactions on June 29, 2006 and the 500,000 shares which we issued on September 26, 2006 in connection with our acquisition of Kapadia Consulting, Inc. Each of such shares is entitled to one vote on each matter to be voted on. The common stock is the only security of the Company that is entitled to vote on the matters described herein.
Director Approval
The Company’s Board of Directors originally approved the Reverse Split on June 7, 2006. The Company’s Board of Directors approved the Amendment to our Certificate of Incorporation on December 20, 2006.
Required Vote
Each holder of common stock is entitled to one vote for each share of common stock in such stockholder’s name on the books of the Company on any matter submitted to the vote of stockholders.
Under Delaware law, any action that may be taken at any stockholders’ meeting may be taken by written consent of the requisite number of stockholders required to take such action. The written consent of the holders of a majority of the Company’s outstanding common stock is required to approve the proposal. Accordingly, the resolutions set forth in Annex A which approve the Reverse Split and the Amendment must receive at least 48,831,964 votes in favor in order to be adopted and approved. Delaware law also provides that the minimum necessary votes must be received by the Company within 60 days of the date of the first such written consent. Therefore, if within 60 days following its receipt of the first written consent approving the resolutions, the Company receives executed consents approving the resolutions from the holders of 48,831,964 or more of shares of common stock, and those consents have not been revoked, the stockholders will be deemed to have approved the resolutions, the Reverse Split and the proposed Amendment. The Company requests that all consents be delivered to it as soon as possible and in any event by January 31, 2007.
All written consents received by the Company, regardless of when dated, will expire unless valid, written, unrevoked consents constituting the necessary vote for approval of the resolutions set forth in Annex A are received by the Company within 60 days of the date of the first such consent. The Company believes that it will receive the first consent (from one of its directors) on January 9, 2007
As required by Delaware law, if the resolutions containing the Ratification and the Amendment Approval are approved by the stockholders, the Company will promptly notify the stockholders from whom consent has not been received.
A consent executed by a stockholder may be revoked at any time provided that a written, dated revocation is executed and delivered to the Company on or prior to the time at which the Company receives written consents sufficient to approve the resolutions. The Company intends to amend its Certificate of Incorporation as soon as practicable following the receipt of the necessary consents for the Amendment Approval. A revocation may be in any written form validly signed by the stockholder as long as it clearly states that the consent previously given is no longer effective. The revocation should be addressed to Jeffrey Mistarz, Secretary, Lime Energy Co., 1280 Landmeier Road, Elk Grove Village, Illinois 60007-2410.
Quorum; Abstentions And Broker Non-Votes
Since we are not holding a meeting of stockholders, there is no required quorum. The Broker non-votes, which occur when a broker has not received customer instructions and indicates that it does not have the discretionary authority to vote on a particular matter on the proxy card, will effectively be votes against the Amendment Approval.
Solicitation
The cost of this solicitation will be borne by the Company. We may request banks, brokers, fiduciaries, custodians, nominees and certain other record holders to send proxies, proxy statements and other materials to their principals at our expense. Those banks, brokers, fiduciaries, custodians, nominees and other record holders will be reimbursed by us for their reasonable out-of-pocket expenses of solicitation. We do not anticipate that costs and expenses incurred in connection with this solicitation will exceed an amount normally expended for a solicitation for an election of directors in the absence of a contest. In addition to soliciting written consents by mail, the Company and its directors, officers and regular employees may also solicit written consents personally, by telephone or by other appropriate means. No additional compensation will be paid to directors, officers or other regular employees for such services.
Proposals of Stockholders for Next Year’s Meeting
Stockholders may present proper proposals for inclusion in the proxy statement for our next annual meeting of stockholders by submitting their proposals to us in a timely manner. In order to be included in the proxy statement for our next annual meeting, stockholder proposals must have been received by us no later than December 29, 2006, and must otherwise comply with the requirements of the applicable SEC rules. Notice of intention to present proposals at next year’s annual meeting must be addressed to Corporate Secretary, Lime Energy Co., 1280 Landmeier Road, Elk Grove Village, Illinois 60007-2410. Any Stockholder proposal to be considered at our 2007 Annual Meeting of Stockholders, but not included in the proxy materials, must be submitted to the Company’s Corporate Secretary by March 14, 2007, or the persons appointed as proxies may exercise their discretionary voting authority with respect to that proposal. The persons appointed as proxies may also exercise their discretionary voting authority with respect to stockholder proposals submitted prior to March 14, 2007, unless the proponent otherwise complies with the requirements of the Commission’s Rule 14a-4 or Rule 14a-8.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
Our common stock is the only class of outstanding stock we have. The following tables list certain information, as of December 22, 2006, regarding the beneficial ownership of our outstanding common stock by (1) each of our directors and named executive officers, (2) the persons known to us to beneficially own greater than 5% of each class of our voting securities and (3) our directors and executive officers, as a group. Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise noted, (1) the persons or entities named have sole voting and investment power with respect to all shares shown as beneficially owned by them and (2) the address of each person listed in the following table (unless otherwise noted) is c/o Lime Energy Co., 1280 Landmeier Road, Elk Grove Village, Illinois 60007-2410. Where applicable, we have stated in the footnotes how many of the shares held are shares which were held on June 14, 2006 and how many were acquired after that date.

			Common		Common			Percentage
			Shares		Shares			of
	Common		Issuable Upon		Issuable Upon			Outstanding
	Shares		Exercise of		Exercise of			Common
Name	Directly Held		Warrants		Options (1)		Total	Stock
Directors, Executive Officers and 5% Holders
David Asplund (2)	2,017,679	(3)	42,773	(4)	4,641,675	(5)	6,702,127	6.548%
Gregory Barnum	—		—		125,000	(6)	125,000	*
William Carey	—		—		125,000	(7)	125,000	*
Cinergy Ventures II (8)	4,820,397	(9)	684,375	(4)	50,000	(10)	5,554,772	5.645%
Richard P. Kiphart	15,166,994	(11)	1,127,928	(4)	150,000	(12)	16,444,922	16.621%
Jeffrey R. Mistarz	14,200	(13)	—		950,000	(14)	964,200	*
Daniel R. Parke	5,000,000	(15)	—		283,325	(16)	5,283,325	5.394%
Gerald A. Pientka	22,000	(13)	—		300,000	(17)	322,000	*
Leonard Pisano	610,507	(18)	—		658,333	(19)	1,268,840	1.290%
Security Management Company, LLC (20)	6,079,000	(13)	1,750,000	(13)	—		7,829,000	7.875%
SF Capital Partners Ltd. (21)	4,237,600	(13)	—	(22)	—		4,237,600	4.339%
David W. Valentine	395,700	(23)	—		200,000	(24)	595,700	*

All directors and executive officers as a group (9 persons)**	23,227,080		1,170,701		7,433,333		8,604,034	10.361%

*	Denotes beneficial ownership of less than 1%.

**	Eliminates duplication

(1)	Represents options to purchase common stock exercisable within 60 days.

(2)	Includes common stock and warrants to purchase common stock held by Delano Group Securities, LLC, of which Mr. Asplund is the principal owner.

(3)	Includes 163,479 shares held on June 14, 2006, 1,500,000 shares purchased on June 29, 2006 as part of the PIPE Transaction and 354,200 shares issued upon the conversion of shares of Series E Convertible preferred stock on June 29, 2006.

(4)	Received prior to June 15, 2006.

(5)	Includes options to purchase 3,141,674 shares of common stock received prior to June 15, 2006 and an option to purchase 1,500,000 shares of common stock received after June 14, 2006.

(6)	Includes options to purchase 25,000 shares of common stock received prior to June 15, 2006 and an option to purchase 100,000 shares of common stock received after June 14, 2006.

(7)	Includes options to purchase 25,000 shares of common stock received prior to June 15, 2006 and an option to purchase 100,000 shares of common stock received after June 14, 2006.

(8)	Cinergy Technologies, Inc. is a wholly-owned subsidiary of Cinergy Corp. and is also the sole member of Cinergy Ventures II, LLC. The business address of Cinergy Ventures II, LLC is 139 East Fourth Street, Cincinnati, Ohio 45202. Cinergy is a publicly owned entity. Greg Wolf, a vice president of Cinergy Ventures, has the authority to vote and dispose of the shares held by Cinergy Ventures II, LLC.

(9)	Includes 1,818,104 shares held on June 15, 2006, 1,100,000 shares purchased on June 29, 2006 as part of the PIPE Transaction and 1,902,293 shares issued upon the conversion of shares of Series E Convertible preferred stock on June 29, 2006.

(10)	Reflects stock options awarded prior to June 15, 2006 pursuant to the Directors’ Stock Option Program to former directors of the Company who were employees of Cinergy Ventures II, LLC, The policies of Cinergy Ventures II provide that director compensation be paid to the Cinergy Ventures II rather than to the individual.

(11)	Includes 563,594 shares held on June 15, 2006, 5,700,000 shares purchased on June 29, 2006 as part of the PIPE Transaction and 8,903,400 shares issued upon the conversion of shares of Series E Convertible preferred stock on June 29, 2006.

(12)	Includes options to purchase 50,000 shares of common stock received prior to June 15, 2006 and an option to purchase 100,000 shares of common stock received after June 14, 2006.

(13)	Purchased prior to June 15, 2006.

(14)	Includes options to purchase 600,000 shares of common stock received prior to June 15, 2006 and options to purchase 350,000 shares of common stock received after June 14, 2006.

(15)	Represents 5,000,000 shares received as consideration for the sale of Parke P.A.N.D.A. Corporation to Lime Energy Co. on June 30, 2006.

(16)	Includes options to purchase 50,000 shares of common stock received prior to June 15, 2006 and options to purchase 233,320 shares of common stock received after June 14, 2006.

(17)	Includes options to purchase 200,000 shares of common stock received prior to June 15, 2006 and an option to purchase 100,000 shares of common stock received after June 14, 2006.

(18)	Represents shares received as consideration for the sale of Maximum Performance Group, Inc. to Lime Energy Co. on May 3, 2006.

(19)	Includes options to purchase 208,333 shares of common stock received prior to June 15, 2006 and an option to purchase 450,000 shares of common stock received after June 14, 2006.

(20)	Security Management Company, LLC (“SMC”), an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, is the investment advisor to; (a) Security Mid Cap Growth Fund, (b) Security Equity Fund, Mid Cap Value Series, (c) SBL Fund, Series J and (d) SBL Fund, Series V (collectively, the “Funds”). The securities listed in the above table are owned by the Funds, as investment companies registered under the Investment Company Act of 1940, as amended. Pursuant to investment management agreements entered into between SMC and each of the Funds, SMC holds investment discretion to purchase and sell the shares on behalf of the Funds. SMC generally appoints individual portfolio managers to make investment decisions on its behalf, although in certain instances a portfolio manager may delegate authority to another SMC employee to execute isolated transactions. Additionally, SMC holds the power to vote the securities and exercises this power through formal proxy voting procedures (the “Procedures”) it has adopted. With respect to matters to be voted on that are not addressed in the Procedures or where the Procedures indicate that voting decisions are to be made on a case-by-case basis, the Procedures state that the portfolio manager on the account shall direct the vote, provided that SMC’s chief compliance officer has determined that SMC has no conflict of interest in the matter. James P. Schier is currently the portfolio manager with respect to the Funds. SMC has the sole discretion to change portfolio managers at any time. The shares of Lime Energy stock held by these funds were obtained through a private placement of Lime Energy’s common stock and warrants to purchase shares of its common stock on March 19, 2004. The business address for Security Management Company, LLC is One Security Benefit Place, Topeka, KS 66636-0001.

(21)	SF Capital Partners Ltd. is a British Virgin Island company. Staro Asset Management, L.L.C., a Wisconsin limited liability company, acts as investment manager and has sole power to direct the management of SF Capital Partners. Through Staro Asset Management, Messrs. Michael A. Roth and Brian J. Stark possess sole voting and dispositive power over all shares owned by SF Capital Partners, but disclaim beneficial ownership of such shares. The mailing address for SF Capital Partners is c/o Stark Offshore Management, LLC, 3600 South Lake Drive, St. Francis, WI 53235.

(22)	Excludes warrants to purchase 642,195 shares of common stock purchased prior to June 15, 2006, which contain provisions known as “exercise caps” which prohibit the holder of the warrants (and its affiliates) from exercising such warrants to the extent that giving effect to such exercise, such holder would beneficially own in excess of 4.999% and 9.999% of the Company’s outstanding common stock, as the case may be. The holder can waive the 4.999% limit, but such waiver will not become effective until the 61st day after such notice is delivered to the Company, and these limits will not restrict the number of shares of common stock which a holder may receive or beneficially own in order to determine the amount of securities or other consideration that such holder may receive in the event of a merger or other business combination or reclassification involving the Company. The table set forth above reflects the operation of such exercise caps in that we have not included 642,195 shares of common stock issuable pursuant to such warrants as SF Capital Partners has advised us that it does not beneficially own such shares due to the fact that it cannot exercise its right to purchase these shares at this time. In the absence of such caps, SF Capital would be able to purchase all the shares issuable upon exercise of these warrants and would have a beneficial ownership percentage of 4.964%.

(23)	Includes 50,000 shares held on June 15, 2006, 200,000 shares purchased on June 29, 2006 as part of the PIPE Transaction and 145,700 shares issued upon the conversion of shares of Series E Convertible preferred stock on June 29, 2006.

(24)	Includes options to purchase 100,000 shares of common stock received prior to June 15, 2006 and an option to purchase 100,000 shares of common stock received after June 14, 2006.

THE PROPOSAL WE ARE ASKING OUR STOCKHOLDERS TO APPROVE
Background
In June, 2006, our Board of Directors approved, and we announced, a 1 for 15 reverse split of our common stock, effective on June 15, 2006. Our common stock has been trading on this basis since that date. We took such action in order to permit us to raise additional capital, which we did on June 29, 2006. We did not ask our stockholders to approve the Reverse Split in June because we did not believe it was necessary based on the advice of our counsel. Thereafter, on June 29, 2006, we closed the following transactions (collectively, the “June 29 Transactions”), which the Reverse Split was intended to facilitate:
     1. A private placement of 17,850,000 shares of our common stock at a price of $1 per share under which we received $17,850,000 in cash (the “PIPE Transaction”).
     2. Conversion of all of the outstanding shares of our Series E Convertible Preferred Stock into 21,648,346 shares of common stock.
     3. Acquisition of Parke P.A.N.D.A. Corporation (“Parke”) for consideration of $2,720,000 paid in cash, repayment of Parke’s $400,000 revolving loan and issuance of 5,000,000 shares of our common stock, valued at $1 per share (the “Parke Acquisition”). The cash portion of the Parke Acquisition was paid with a portion of the proceeds of the PIPE Transaction.
     4. Retirement of our indebtedness to Laurus Master Fund, Ltd. (“Laurus”). Prior to closing of the PIPE Transactions, we owed Laurus, $943,455 under a revolving convertible loan, $5,038,030 under two convertible term loans, $54,726 in accrued interest and fees and $161,096 in liquidated damages for failing to register common stock with the SEC for resale by Laurus as required in connection with the $5 million term loan of November 2005. In connection with the PIPE Transaction, Laurus agreed to convert the outstanding balance on the revolving convertible loan and related accrued interest into common stock at $1.00 per share and to accept payment of the liquidated damages in shares of our common stock, again valued at $1.00 per share. We used $5,601,418 of the proceeds from the PIPE Transaction to repay the convertible term loans and pay related accrued interest and fees and prepayment penalties thereon and issued 1,111,961 shares of common stock to Laurus upon conversion of the revolving convertible loan and to pay the accrued interest and the liquidated damages. Laurus also agreed, in exchange for 231,500 shares of our common stock, to terminate the requirement that we pay it a portion of the cash flows generated by our two ‘virtual negawatt power plan’ projects as required by the $5 million term loan of November 2005.
All of the June 29 Transactions were premised on the belief of the parties that the Reverse Split was completed and valued our common stock at a price of $1 per share. We reported the June 29 Transactions in greater detail on our current reports on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on May 22 and July 7, 2006, respectively. Information about the June 29 Transactions is also contained in our quarterly report on Form 10-Q filed with the SEC on August 14, 2006.
Subsequently, we acquired Kapadia Consulting, Inc. on September 26, 2006 for consideration consisting of $1.25 million in cash and 500,000 shares of our common stock (the “Kapadia Acquisition”), also premised on the belief of a completed Reverse Split. We reported the

Kapadia Acquisition in greater detail on our current report on Form 8-K filed with the SEC on September 29, 2006. Information about the Kapadia Acquisition is also contained in our quarterly report on Form 10-Q filed with the SEC on November 13, 2006.
We filed a registration statement with the SEC on August 30, 2006 to register the shares of common stock issued in the June 29 Transactions. Pursuant to their review of such registration statement, the staff of the SEC requested advice as to whether the Reverse Split should have been submitted to our stockholders for approval. We then engaged Delaware counsel to assist us. We have been advised by Delaware counsel that, although our Board has approved the Reverse Split, in the view of Delaware counsel the Reverse Split is not effective until it has been set forth in an amendment to our Certificate of Incorporation approved by our stockholders and filed with the Delaware Secretary of State. (The statutory wording says a corporation ‘may’ amend its certificate of incorporation to effect a combination of shares. The advice of Delaware counsel is that in this case the word ‘may’ means ‘must’. The Delaware courts have not addressed the question.) This means that we cannot be certain that the Reverse Split was effective on June 15th, but we can be legally certain that it will be effective when an amendment is approved and filed and, to remove any uncertainty, we are proceeding on that basis.
The Amendment
We are seeking stockholder ratification of the Reverse Split and approval of the Amendment to our Certificate of Incorporation setting forth the Reverse Split as part of our Certificate of Incorporation. The text of the Amendment is set forth in Annex A hereto. The Amendment will not become effective until it is filed with the Secretary of State of Delaware.
Our Board of Directors approved the Amendment on December 20, 2006, has set January 2, 2007 as the Record Date for determining stockholders eligible to vote or consent with respect to the Ratification and the Amendment Approval, and has directed that we submit the Reverse Split and the Amendment Approval to our stockholders as of the Record Date for their approval by written consent as permitted by the Delaware General Corporation Law.
Effects of the Reverse Split Timing
As this proxy statement states, we are proceeding on the basis that the Reverse Split has not yet occurred and will not be effective until the Amendment is approved and filed. This means that since June 15, 2006, each time parties bought or sold a share of our common stock, they actually traded 15 shares. However, we believe that in such cases, the price of the trade was based on the Reverse Split being effective. In other words, each share was valued as if it were 15 pre-reverse split shares. Accordingly, we do not believe that changing the timing of the Reverse Split should have a material effect on any such past trades. In addition, we believe that the Reverse Split becoming effective upon filing the Amendment (rather than June 15) does not adversely affect those shares which were outstanding immediately prior to June 15, 2006 because:
     1. If the Reverse Split was effective on June 15, 2006, then after the June 29 Transactions were completed the pre-June 15 shares of common stock outstanding (the “Pre-June 15 Shares”) would currently represent approximately 10% of the ownership of the Company. But if the Reverse Split is not effective, the Pre-June 15 Shares currently represent approximately 53% of the ownership of the Company, which is a benefit to those shares.

     2. The PIPE Transaction infused $17,850,000 of new cash capital into the Company. This was a substantial benefit to the Company. If the Reverse Split is not effective, the PIPE investors paid more per share to the Company than they would have paid if they had bought the same number of shares in the public market and they received a smaller ownership interest in the Company. The resulting ‘reverse dilution’ is beneficial to all Pre-June 15 Shares.
     3. Our common stock has been trading on a post-reverse-split basis since June 15, 2006. We think that any party that bought or sold shares of our common stock in the public market after June 15, 2006 believed that he was buying or selling on a post-Reverse Split basis and priced them accordingly. Filing the Amendment will merely formalize what buyers and sellers already believe is the case and has been accepted in the market. We do not anticipate any adjustment to the market price as a result of filing the Amendment because the market has already adjusted for the Reverse Split, but we cannot give any assurance that this will be the case.
Effect on June 29 Transactions and Kapadia Acquisition
The June 29 Transactions and the Kapadia Acquisition are on a different footing than applies with respect to the Pre-June 15 Shares, because the shares of common stock issued in those transactions were newly issued by the Company and not outstanding prior to June 15, 2006. It was the intention of the parties to the June 29 Transactions and the Kapadia Acquisition that each of the recipients of the shares thereunder would receive a stated specific number of shares that were being issued after the Reverse Split.
If the Reverse Split is treated as not having occurred prior to such issuances but on the date when we file the Amendment, then the intention of the parties wasn’t met and the recipients in the June 29 Transactions and the Kapadia Acquisition each received a number of shares of common stock which was less than they would have received if we and they had not believed that the Reverse Split had occurred on June 15th. Therefore, the parties (other than the Company) to the June 29 Transactions and the Kapadia Acquisition could have rescission rights or claims as a result. If any of such parties were to seek rescission or a claim for damages, we would seek a mutually acceptable solution (which could involve issuing common stock or preferred stock) but we cannot predict whether this could be achieved or on what terms.
In addition, if the Reverse Split becomes effective when we file the Amendment, the shares that were issued in the June 29 Transactions and the Kapadia Acquisition will be reduced on a 1 for 15 basis as provided in the Amendment. To give an example, assume that as part of the PIPE Transaction on June 29, 2006 investor X purchased 1,000,000 shares on June 29th and paid us $1 million for them. We and investor X each intended that investor X receive 1,000,000 post-Reverse Split shares. If the Reverse Split did not occur, then that intention was not met. And the 1,000,000 shares which investor X purchased will be reverse-split into 66,667 shares when we file the Amendment. To get investor X caught up to the number of post-reverse-split shares which investor X and we intended for him to receive for the $1 million he paid, after we file the Amendment we will need to issue to investor X an additional 933,333 ‘catch up’ shares of common stock, thereby bringing him to a total of 1,000,000.
A similar analysis applies for each of the issuances in the June 29 Transactions and for the shares issued in the Kapadia Acquisition. Accordingly, if the Amendment is approved, after it is filed we intend to offer to each of the recipients of shares in the June 29 Transactions and the Kapadia Acquisition additional shares of common stock so that each will have the specific number of post-Reverse Split shares of which were intended in satisfaction of any claims they might otherwise have. Those of the affected investors who are members of our Board of Directors (Messrs,

Asplund, Kiphart, Parke and Valentine) have indicated that they will accept the offer of ‘catch-up’ shares on such basis.
The Table set forth below summarizes the effect with respect to the shares issued in the June 29 Transactions and the Kapadia Acquisition of treating the Reverse Split as not effective on June 15, 2006 and becoming effective in January, 2007 when we expect to file the Amendment:

		Number Of Shares
		Which Will Be Held
	No. Of Shares	After Amendment and	Number Of “Catch
Stockholder	Actually Acquired	Reverse-Split	Up” Shares
David R. Asplund	1,854,200	123,613	1,730,587
Augustine Fund LP	2,628,000	175,200	2,452,800
Chris Capps	25,000	1,667	23,333
Cinergy Ventures II, LLC	3,002,293	200,153	2,802,140
John Donohue	294,000	19,600	274,400
Gregory Ekizian	400,000	26,667	373,333
Robert L. Gipson	2,363,600	157,573	2,206,027
Thomas Gipson	1,500,000	100,000	1,400,000
Julia Gluck	100,000	6,667	93,333
John Thomas Hurvis Revocable Trust	540,053	36,004	504,049
Rebecca Kiphart	200,000	13,333	186,667
Richard P. Kiphart	14,603,400	973,560	13,629,840
Laurus Master Fund Ltd	1,343,461	89,564	1,253,897
Leaf Mountain	3,315,900	221,060	3,094,840
Martin Mellish	250,000	16,667	233,333
Nikolaos D. Monoyios	2,363,600	157,573	2,206,027
Nettlestone Enterprise Ltd.	1,500,000	100,000	1,400,000
SF Capital Partners	4,237,600	282,507	3,955,093
David W. Valentine	345,700	23,047	322,653
The Parke Family Trust	5,000,000	333,333	4,666,667
Pradeep Kapadia	500,000	33,333	466,667

Total	46,366,807	3,091,121	43,275,686
We have informed each of the parties which received shares in the June 29 Transactions and the Kapadia Acquisition of these matters and they are each receiving a copy of this proxy statement.
For the foregoing reasons, our Board of Directors approved the Amendment on December 20, 2006 and directed that we submit the resolutions in Annex A approving the Reverse Split and the Amendment to our stockholders for their approval by written consent as permitted by the Delaware General Corporation Law. The members of our Board of Directors have indicated that they intend to vote all of their shares of common stock in favor of the resolutions, the Reverse Split and the Amendment Approval.
No other stockholder consents are solicited in connection with this proxy statement.

The Board of Directors recommends that the stockholders vote
“FOR”
the resolutions approving the Reverse Split and the Amendment.
Effect of the Amendment and Reverse Split on Stockholders
The Amendment will result in a 1 for 15 reverse split of the outstanding shares of common stock, such that every 15 outstanding shares will be combined into one share, except that fractional shares will be rounded to the nearest whole share. Holders of our common stock will continue to be entitled to receive such dividends as may be declared by the Board of Directors, although the Board of Directors does not currently intend to declare or distribute any dividends. Our reporting obligations under the Securities Exchange Act of 1934, as amended, will not be affected by the Amendment.
Because our common stock has been trading on the basis that the Reverse Split became effective on June 15, 2006, we do not believe that filing of the Amendment will affect the price at which the common stock is trading, since it will merely formalize what the market has already assumed, but there can be no assurance that this will be the case. The initial trading price of our common stock increased by a factor of 15 on June 15th when the market assumed the Reverse Split was effective, however, the trading price has declined since then and there can be no assurance that it will not decline farther in the future, whether or not the Amendment is approved.
Effect of the Reverse Split on Capital Stock
Our Certificate of Incorporation, as amended, currently authorizes the issuance of 200,000,000 shares of common stock and 5,000,000 shares of preferred stock. The Amendment will not change these numbers of authorized shares. As of the Record Date there are 97,663,927 shares of common stock and no shares of preferred stock outstanding. The Reverse Split and the Amendment will not change the par values of the common stock and preferred stock, which remain at $0.0001 and $0.01 per share, respectively.
Certain Anti-Takeover Effects of the Reverse Split
Under certain circumstances, our Board of Directors can create impediments to, or delay persons seeking to effect, a takeover or transfer of control of the Company by causing the remaining authorized shares to be issued to a holder or holders who side with the Board in opposing a takeover bid that the Board of Directors determines is not in the best interests of the Company and its stockholders. Such an issuance would diminish the voting power of existing stockholders who favor a change in control, and the ability to issue the shares could discourage an attempt to acquire control of the Company. While it may be deemed to have potential anti-takeover effects, the Board approved the Reverse Split and the Amendment solely for the reasons described hereinabove, to facilitate raising additional capital and to correct any legal deficiency which exists from not having the stockholders approve the Reverse Split. The Reverse Split (and the Amendment with respect thereto) were not prompted by any specific efforts or takeover threat currently known or perceived by management of the Company.
     The Reverse Split could have a material adverse consequence to the Company’s independent stockholders. Such adverse consequences include, but are not limited to the following:
•	Although the Reverse Split affects the outstanding stock on a pro rata basis, thus affecting each of our stockholders equally, as a result of the Reverse Split some stockholders may own fewer than 100 shares, which could make it more difficult to sell the shares. Stockholders holding fewer than 100 shares (otherwise known as “Odd Lots”) of the Company’s common stock may have difficulty in disposing of their shares because the commissions charged to sell such shares may exceed the value of the shares.

•	The Reverse Split results in an increase in the number of available authorized, but unissued shares of common stock, some or all of which could be issued upon action by the Board of Directors without stockholder approval. The issuance of a significant number of shares could materially dilute the percentage ownership interest of the current stockholders and there is no assurance that such issuance would result in benefits to the existing stockholders such as greater market liquidity or a higher price for the shares. As is described above, upon approval and filing of the Amendment, we intend to offer up to 43,275,686 shares to the participants in the June 29 Transactions and the Kapadia Acquisition as ‘catch up’ shares in return for their agreement that such issuance will satisfy any claims they may have. We currently have 60,387,323 shares of common stock which are authorized but unissued and not reserved for issuance pursuant to outstanding options, warrants or other rights. With the Reverse Split and the Amendment Approval, we will have 192,363,203 authorized unissued shares of common stock available, but we expect to issue 43,275,686 of those shares as ‘catch up’ shares, resulting in a total of 49,786,614 shares of common stock outstanding.
No Dissenters’ Rights
Delaware law does not vest stockholders of the Company with dissenters’ rights with respect to the Revise Split or the Amendment Approval.
Resale of Restricted Securities
The Amendment and Reverse Split will not affect the transferability of shares of common stock or any present restriction on the sale thereof. Therefore, for purposes of determining the relevant holding period as prescribed by Rule 144 under the Securities Act of 1933, as amended, the shares of common stock held by each stockholder after the Amendment is filed will be deemed to have been acquired on the date on which the stockholder acquired the shares of common stock held immediately prior to the date when the Amendment is filed.
Federal Income Tax Consequences
A summary of the federal income tax consequences of the Reverse Split is set forth below. The discussion is based on present federal income tax law. The discussion is not, and should not be relied on as, a comprehensive analysis of the tax issues arising from or relating to the Reverse

Split. We do not purport to deal with all aspects of federal income taxation that may be relevant to a particular stockholder in light of such stockholder’s personal investment circumstances or to certain types of stockholders subject to special treatment under the Internal Revenue Code of 1986, as amended (the “Code”) (including, without limitation, financial institutions, broker-dealers, regulated investment companies, life insurance companies, tax-exempt organizations, foreign corporations and non-resident aliens). Accordingly, stockholders are urged to consult their personal tax advisors for an analysis of the effect of the Reverse Split on their own tax situations, including consequences under applicable state, local or foreign tax laws.
The Company believes the Reverse Split qualifies as a recapitalization under Section 368(a)(1)(E) of the Code, to the extent that outstanding shares of common stock are exchanged for a reduced number of shares of common stock. Therefore, neither the Company nor it stockholders will recognize any gain or loss for federal income tax purposes as a result thereof.
The shares of common stock held by each stockholder as a result of the Reverse Split have an aggregate basis, for computing gain or loss, equal to the aggregate basis of the shares of common stock held by such stockholder immediately prior to the Reverse Split. A stockholder’s holding period for the shares of common stock held as a result of the Reverse Split will include the holding period for shares of common stock combined thereby, provided that such outstanding shares of common stock were held by the stockholder as capital assets on the effective date of the Reverse Split.

OTHER ACTION
     No other action will be taken or authorized by the stockholders’ written consent to the proposal.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Richard Kiphart

Chairman of the Board

Dated: January 5, 2007

ANNEX A
TEXT OF PROPOSED STOCKHOLDER RESOLUTIONS
     WHEREAS, on June 7, 2006, the Board of Directors approved a reverse split of the Company’s common stock on a 1 for 15 basis, with any fractional share which would otherwise be issuable to a holder of Common Stock rounded to the nearest whole share; and
     WHEREAS, the Company’s Board of Directors has directed that its authorization of such reverse split be submitted to the stockholders of the Company for their review and ratification; and
     WHEREAS, the Board of Directors has declared advisable and approved amending the Company’s certificate of incorporation to reflect such reverse split by amending Article 4 of the Company’s certificate of incorporation by the addition thereto of the following clause (e) at the end thereof:
     (e) Combination of Shares of Common Stock. Effective upon the filing of this Amendment, each fifteen (15) shares of Common Stock issued and outstanding shall be combined into one (1) share of fully paid and nonassessable Common Stock of the Corporation, subject to the treatment of fractional shares interests described below. Following the effectiveness of this Amendment, the Corporation will evidence the reverse stock split effected by this Amendment pursuant to procedures to be adopted by the Corporation. Any fractional share which would otherwise be issuable to a holder of Common Stock shall be rounded to the nearest whole share.
     WHEREAS, the Company’s Board of Directors has also proposed that such amendment of Article 4 of the certificate of incorporation setting forth the reverse split as part of the Company’s certificate of incorporation be submitted to the Company’s stockholders for their review and approval;
     NOW, THEREFORE, BE IT RESOLVED that the action of the Board of Directors on June 7, 2006 approving a 1 for 15 reverse split of the Common Stock, with any fractional shares resulting from such reverse split being rounded to the nearest share, is hereby ratified and approved in all respects; and
     FURTHER RESOLVED, that the foregoing proposed amendment of Article 4 of the Company’s certificate of incorporation setting forth such reverse split as part of the Company’s certificate of incorporation is hereby approved and adopted in all respects.

LIME ENERGY CO.
CONSENT SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned, a stockholder of record of LIME ENERGY CO. (the “Company”), hereby takes the following action, with respect to all shares of common stock of the Company held by the undersigned, in connection with the solicitation by the Board of Directors of the Company of written consents to action by the stockholders without a meeting, pursuant to Section 228 of the Delaware General Corporation Law, to the Amendment to the Certificate of Incorporation of the Company described in the Company’s Proxy Statement, dated January 5, 2007:
(Place an “X” in the appropriate box)
          The Board of Directors recommends that Stockholders CONSENT to and APPROVE the resolutions in Annex A of such Proxy Statement setting forth the reverse split and the proposed Amendment to the Company’s Certificate of Incorporation
CONSENT TO AND APPROVE          [    ]                                                   CONSENT AND APPROVAL WITHHELD           [    ]
     If no box is marked with respect to the action described above, the undersigned will be deemed to have withheld consent and approval to the proposed amendment.

Dated:

Signature(s)

Please sign as registered and return promptly in the enclosed envelope.

Executors, trustees and others signing in a representative capacity should include their names and the capacity in which they sign.

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